Exhibit 99.1

GTT Appoints Ernie Ortega Interim Chief Executive Officer, Expands Executive Leadership Team

Don MacNeil Joins GTT as Chief Operating Officer

MCLEAN, Va., July 6, 2020 — GTT Communications, Inc. (NYSE: GTT), a leading global cloud networking provider to multinational clients, is pleased to announce that GTT’s Chief Revenue Officer Ernie Ortega has been named as the interim CEO while the Board continues its search for a new CEO. The Board of Directors also announces that Don MacNeil has joined the GTT leadership team as chief operating officer (COO). Mr. MacNeil will lead GTT’s network operations, service delivery, assurance and vendor management teams, as well as GTT’s product organization.

“I am delighted to name Ernie Ortega as interim CEO and Don MacNeil as GTT’s chief operating officer,” stated H. Brian Thompson, GTT Founder and Executive Chairman of the Board. “Both Ernie and Don have a track record of delivering successful organizational change and operational improvement for national, international and global businesses. Their industry experience and leadership will accelerate our drive to operational excellence, a clearly outstanding client experience, continuous improvement of our services, and the achievement of our organic growth goals."

Mr. Ortega joined GTT in June 2019 as division president, Americas, and has extensive industry experience with a strong record of delivering revenue growth. Prior to joining GTT, Mr. Ortega was CEO of Towerstream and previously held senior executive roles at Colt Technology Services, Cogent, and XO Communications, after beginning his career at MCI.

Prior to joining GTT, Mr. MacNeil was chief executive officer (CEO) at FiberLight, after having served as COO, driving its business of designing, building and optimizing fiber-optic networks. He has held several executive leadership roles over his career including COO, CMO and head of customer operations for managed network provider XO Communications. Mr. MacNeil also served as chief technology officer (CTO) for EdgeConneX, a global data center solutions provider.

Mr. MacNeil graduated from the United States Naval Academy, Annapolis, with a Bachelor of Science degree in naval architecture. He went on to serve 27 years in the U.S. Navy, both on active and reserve assignments, attaining the rank of captain. He holds an MBA from the College of William and Mary, Williamsburg, VA, and a Master of Science Physics from the Naval Postgraduate School, Monterey, CA.

About GTT

GTT connects people across organizations, around the world and to every application in the cloud. Our clients benefit from an outstanding service experience built on our core values of simplicity, speed and agility. GTT owns and operates a global Tier 1 internet network and provides a comprehensive suite of cloud networking services. For more information on GTT (NYSE: GTT), please visit www.gtt.net.

GTT Media Inquiries:

Claire Sach, LEWIS

+44-207-802-2626

GTTUK@teamlewis.com

GTT Investor Relations:

Carolyn Capaccio/Jody Burfening, LHA

+1-212-838-3777

ccapaccio@lhai.com